Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:	Shanye Hudson	Marc Musgrove
	Investor Relations	Media Relations
	shudson@micron.com	mmusgrove@micron.com
	(208) 492-1205	(208) 363-2405

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE
FOURTH QUARTER AND FULL YEAR OF 2017

Delivered record results, reflecting solid operational execution, healthy product demand, and positive industry dynamics.

BOISE, Idaho, September 26, 2017 – Micron Technology, Inc., (NASDAQ: MU) today announced results of operations for its fourth quarter and full year of 2017, which ended August 31, 2017.

Fiscal Q4 2017 highlights
•Revenues of $6.14 billion, 91% higher compared with the same period last year
•GAAP net income of $2.37 billion, or $1.99 per diluted share
•Non-GAAP net income of $2.39 billion, or $2.02 per diluted share
Fiscal 2017 highlights
•Revenues of $20.32 billion, 64% higher compared with the prior fiscal year
•GAAP net income of $5.09 billion, or $4.41 per diluted share
•Non-GAAP net income of $5.65 billion, or $4.96 per diluted share
•Cash flows from operations of $8.15 billion

"Micron delivered exceptional fourth quarter and fiscal year results, reflecting solid execution and robust demand for our memory and storage solutions," said Micron President and CEO Sanjay Mehrotra. "We expect healthy industry fundamentals to continue into 2018, supported by increasingly diverse end markets and applications. We believe our focus on accelerating the deployment of advanced technologies and solutions will address our customers' evolving requirements, further strengthen our financial foundation, and enhance shareholder value."

Quarterly Financial Results
(in millions, except per share amounts)	GAAP (1)			Non-GAAP (2)
	FQ4-17	FQ3-17	FQ4-16	FQ4-17	FQ3-17	FQ4-16
Revenue	$6,138	$5,566	$3,217	$6,138	$5,566	$3,217
Gross margin	$3,112	$2,609	$579	$3,147	$2,671	$598
percent of revenue	50.7%	46.9%	18.0%	51.3%	48.0%	18.6%
Operating income (loss)	$2,502	$1,963	$(32)	$2,546	$2,071	$66
percent of revenue	40.8%	35.3%	(1.0)%	41.5%	37.2%	2.1%
Net income (loss) attributable to Micron	$2,368	$1,647	$(170)	$2,386	$1,896	$(9)
Diluted earnings (loss) per share	$1.99	$1.40	$(0.16)	$2.02	$1.62	$(0.01)

Annual Financial Results
(in millions, except per share amounts)	GAAP (1)		Non-GAAP (2)
	FY 17	FY 16	FY 17	FY 16
Revenue	$20,322	$12,399	$20,322	$12,399
Gross margin	$8,436	$2,505	$8,639	$2,592
percent of revenue	41.5%	20.2%	42.5%	20.9%
Operating income	$5,868	$168	$6,232	$450
percent of revenue	28.9%	1.4%	30.7%	3.6%
Net income (loss) attributable to Micron	$5,089	$(276)	$5,648	$273
Diluted earnings (loss) per share	$4.41	$(0.27)	$4.96	$0.26

Revenues for the fourth quarter of 2017 were 10 percent higher compared to the third quarter of 2017, with DRAM sales volumes 5 percent higher and NAND sales volumes 3 percent higher. DRAM and NAND average selling prices for the quarter increased 8 percent and 5 percent, respectively. Our overall consolidated gross margin of 50.7 percent for the fourth quarter of 2017 was higher compared to 46.9 percent in the third quarter due to expansion of margins for DRAM products.

Investments in capital expenditures, net of amounts funded by partners, were $1.51 billion for the fourth quarter of 2017 and $5.13 billion for the full year of 2017. We ended the fourth quarter with cash, marketable investments, and restricted cash of $6.15 billion.

We will host a conference call on Tuesday, September 26, 2017 at 2:30 p.m. MT to discuss our financial results. The call, audio, and slides will be available online at investors.micron.com. A webcast replay will be available on our website until September 26, 2018. A taped audio replay of the conference call will also be available at 1-404-537-3406 or 1-855-859-2056 (conference number: 76102815) beginning at 5:30 p.m. MT, Tuesday, September 26, 2017 and continuing through Tuesday, October 3, 2017. For Investor Relations and other company updates, follow @MicronTech on Twitter at twitter.com/MicronTech.

We are a world leader in innovative memory solutions. Through our global brands – Micron®, Crucial®, and Ballistix® – our broad portfolio of high-performance memory technologies, including DRAM, NAND, NOR Flash, and 3D XPoint™ memory, is transforming how the world uses information. Backed by more than 35 years of technology leadership, our memory solutions enable the world's most innovative computing, consumer, enterprise storage, data center, mobile, embedded, and automotive applications. Our common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

The Micron logo and Micron symbol are trademarks of Micron Technology, Inc. All other trademarks are the property of their respective owners.

This press release contains forward-looking statements regarding the industry and our strategic position and financial results. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially. Please refer to the documents we file with the Securities and Exchange Commission, specifically our most recent Form 10-K and Form 10-Q. These documents contain and identify important factors that could cause our actual results to differ materially from those contained in these forward-looking statements. These certain factors can be found at www.micron.com/certainfactors. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of the forward-looking statements after the date of this release to conform these statements to actual results.

(1) GAAP represents U.S. Generally Accepted Accounting Principles.
(2) Non-GAAP represents GAAP excluding the impact of certain activities which our management excludes in analyzing our operating results and understanding trends in our earnings. Non-GAAP also includes the impact on shares used in per share calculations of our outstanding capped call transactions and from the exclusion of stock-based compensation. Fiscal 2016 amounts have been adjusted to conform with current period presentation to exclude stock-based compensation and the amortization of acquisition related intangibles from our non-GAAP reporting. For a reconciliation of GAAP to non-GAAP results, see the accompanying financial tables and footnotes.

MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
(in millions except per share amounts)

	4th Qtr.	3rd Qtr.	4th Qtr.	Year Ended
	August 31, 2017	June 1, 2017	September 1, 2016	August 31, 2017	September 1, 2016
Net sales	$6,138	$5,566	$3,217	$20,322	$12,399
Cost of goods sold	3,026	2,957	2,638	11,886	9,894
Gross margin	3,112	2,609	579	8,436	2,505
Selling, general, and administrative	193	204	157	743	659
Research and development	447	434	411	1,824	1,617
Restructure and asset impairments (1)	(27)	12	51	18	67
Other operating (income) expense, net	(3)	(4)	(8)	(17)	(6)
Operating income (loss)	2,502	1,963	(32)	5,868	168
Interest income (expense), net (2)	(132)	(143)	(126)	(560)	(395)
Other non-operating income (expense), net (2)	(49)	(83)	(10)	(112)	(54)
Income tax (provision) benefit (3)	47	(92)	(3)	(114)	(19)
Equity in net income (loss) of equity method investees	1	2	1	8	25
Net (income) attributable to noncontrolling interests	(1)	—	—	(1)	(1)
Net income (loss) attributable to Micron	$2,368	$1,647	$(170)	$5,089	$(276)

Earnings (loss) per share
Basic	$2.13	$1.49	$(0.16)	$4.67	$(0.27)
Diluted	1.99	1.40	(0.16)	4.41	(0.27)

Number of shares used in per share calculations
Basic	1,109	1,106	1,037	1,089	1,036
Diluted	1,187	1,177	1,037	1,154	1,036

CONSOLIDATED FINANCIAL SUMMARY, Continued

As of	August 31, 2017	June 1, 2017	September 1, 2016
Cash and short-term investments	$5,428	$4,330	$4,398
Receivables	3,759	3,497	2,068
Inventories	3,123	3,064	2,889
Total current assets	12,457	11,023	9,495
Long-term marketable investments	617	471	414
Property, plant, and equipment, net	19,431	19,014	14,686
Total assets	35,336	33,267	27,540

Accounts payable and accrued expenses	3,664	3,656	3,879
Current debt (2)	1,262	1,161	756
Total current liabilities	5,334	5,143	4,835
Long-term debt (2)	9,872	10,485	9,154

Total Micron shareholders' equity	18,621	16,171	12,080
Noncontrolling interests in subsidiaries	849	848	848
Total equity	19,470	17,019	12,928

	Year Ended
	August 31, 2017	September 1, 2016
Net cash provided by operating activities	$8,153	$3,168
Net cash provided by (used for) investing activities (a)	(7,537)	(3,044)
Net cash provided by (used for) financing activities	349	1,745

Depreciation and amortization	3,986	3,106
Investments in capital expenditures	(5,253)	(5,863)
Acquisition of Inotera	(2,634)	—
Proceeds from issuance of debt and equipment sale-leaseback transactions	3,311	2,964
Repayments of debt	(2,558)	(870)
(a) 2016 amount adjusted for the retrospective adoption of ASU 2016-18 – Restricted Cash.

Inotera Acquisition

On December 6, 2016, we acquired the remaining 67% interest in Inotera Memories, Inc. ("Inotera") and began consolidating Inotera's operating results. Cash paid for the Inotera acquisition was funded, in part, with proceeds from a term loan and the sale of shares of our common stock to Nanya. Inotera manufactures DRAM products at its 300mm wafer fabrication facility in Taiwan, and previously sold such products exclusively to us through supply agreements.

The aggregate fair value of consideration consisted of $3.11 billion of cash, $995 million for the fair value of Micron shares exchanged for Inotera shares, and $1.44 billion for the fair value of our previously-held equity interest in Inotera, net of $361 million for payments attributed to intercompany balances with Inotera. The provisional fair values of assets and liabilities acquired include, among other items, cash of $118 million; inventories of $285 million; property, plant, and equipment of $3.72 billion; goodwill of $1.12 billion; and accounts payable and accrued expenses of ($232) million, and could change as additional information becomes available. In connection with the acquisition, we revalued our 33% interest in Inotera to its fair value and recognized a non-operating gain of $71 million in the second quarter of 2017.

In connection with our acquisition of Inotera, in the second quarter of 2017, we sold 58 million shares of our common stock to Nanya for $986 million, of which 54 million were issued from treasury stock. As a result, treasury stock decreased by $1.03 billion, which resulted in a decrease in retained earnings of $104 million for the difference between the carrying value of the treasury stock and its $925 million fair value. These shares were issued in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, and subject to certain restrictions on transfers.

(1)
In the fourth quarter of 2017, we recognized gains related to announced restructure and exit activities, primarily from the disposition of assets. In the third quarter of 2017, we recognized a loss of $11 million in connection with the disposition of our assembly and test facility located in Akita, Japan. In the fourth quarter of 2016, we initiated a restructure plan in response to business conditions and the need to accelerate focus on our key priorities. As a result, we incurred charges of $33 million in 2017 and $58 million in the fourth quarter of 2016.

(2)
In connection with the Inotera acquisition, on December 6, 2016, we drew 80 billion New Taiwan dollars under a collateralized, five-year variable-rate term loan. Principal under the term loan is payable in six equal semi-annual installments, commencing in June 2019.

In November 2016, we entered into a five-year variable-rate facility agreement to obtain up to $800 million of financing, collateralized by certain production equipment and drew $800 million under the facility in 2017. Principal is payable in 16 equal quarterly installments beginning in March 2018.

On August 11, 2017, we redeemed our 2022 Notes with an aggregate carrying value of $592 million and recognized a non-operating loss of $34 million in the fourth quarter of 2017. On April 11, 2017, we repurchased $952 million in aggregate principal of our 2025 Notes and 2026 Notes, with an aggregate carrying value of $943 million, and recognized a non-operating loss of $60 million in the third quarter of 2017.

(3)
Our income taxes reflect operations in tax jurisdictions, including Singapore and Taiwan, where our earnings are indefinitely reinvested and the tax rates are significantly lower than the U.S. statutory rate; operations outside the U.S., including Singapore, where we have tax incentive arrangements that further decrease our effective tax rates; and a valuation allowance against substantially all of our U.S. net deferred tax assets. Income tax (provision) benefit consisted of the following (in millions):

	4th Qtr.	3rd Qtr.	4th Qtr.	Year Ended
	August 31, 2017	June 1, 2017	September 1, 2016	August 31, 2017	September 1, 2016
Utilization of and other changes in net deferred tax assets of MMJ, MMT, and Inotera	$106	$(31)	$(12)	$54	$(114)
U.S. valuation allowance release resulting from business acquisition	—	—	—	—	41
Other income tax (provision) benefit, primarily other non-U.S. operations	(59)	(61)	9	(168)	54
	$47	$(92)	$(3)	$(114)	$(19)

Income taxes for the full year of 2017 and 2016 included tax benefits of $28 million and $58 million, respectively, related to the favorable resolution of certain tax matters, which were previously reserved as uncertain tax positions.

MICRON TECHNOLOGY, INC.
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(in millions, except per share amounts)

	4th Qtr.			3rd Qtr.			4th Qtr.
	August 31, 2017			June 1, 2017			September 1, 2016
	GAAP	Adj	Non-GAAP	GAAP	Adj	Non-GAAP	GAAP	Adj	Non-GAAP
Net sales	$6,138	$—	$6,138	$5,566	$—	$5,566	$3,217	$—	$3,217
Cost of goods sold	3,026	(35)	2,991	2,957	(62)	2,895	2,638	(19)	2,619
Gross margin	3,112	35	3,147	2,609	62	2,671	579	19	598
percent of revenue	50.7%		51.3%	46.9%		48.0%	18.0%		18.6%

Selling, general, and administrative	193	(22)	171	204	(20)	184	157	(15)	142
Research and development	447	(14)	433	434	(14)	420	411	(13)	398
Restructure and asset impairments	(27)	27	—	12	(12)	—	51	(51)	—
Other operating (income) expense, net	(3)	—	(3)	(4)	—	(4)	(8)	—	(8)
Operating expenses	610	(9)	601	646	(46)	600	611	(79)	532
Operating income (loss)	2,502	44	2,546	1,963	108	2,071	(32)	98	66
percent of revenue	40.8%		41.5%	35.3%		37.2%	(1.0)%		2.1%

Interest income (expense), net	(132)	32	(100)	(143)	30	(113)	(126)	32	(94)
Other non-operating income (expense), net	(49)	49	—	(83)	83	—	(10)	11	1
	2,321	125	2,446	1,737	221	1,958	(168)	141	(27)

Income tax (provision) benefit	47	(107)	(60)	(92)	28	(64)	(3)	23	20
Equity in net income (loss) of equity method investees	1	—	1	2	—	2	1	(3)	(2)
Net income (loss)	2,369	18	2,387	1,647	249	1,896	(170)	161	(9)

Net income (loss) attributable to noncontrolling interests	(1)	—	(1)	—	—	—	—	—	—
Net income (loss) attributable to Micron	$2,368	$18	$2,386	$1,647	$249	$1,896	$(170)	$161	$(9)

Shares used in calculations	1,187	(6)	1,181	1,177	(8)	1,169	1,037	—	1,037
Diluted earnings (loss) per share	$1.99	$0.03	$2.02	$1.40	$0.22	$1.62	$(0.16)	$0.15	$(0.01)

	Year Ended			Year Ended
	August 31, 2017			September 1, 2016
	GAAP	Adj	Non-GAAP	GAAP	Adj	Non-GAAP
Net sales	$20,322	$—	$20,322	$12,399	$—	$12,399
Cost of goods sold	11,886	(203)	11,683	9,894	(87)	9,807
Gross margin	8,436	203	8,639	2,505	87	2,592
percent of revenue	41.5%		42.5%	20.2%		20.9%

Selling, general, and administrative	743	(88)	655	659	(69)	590
Research and development	1,824	(55)	1,769	1,617	(59)	1,558
Restructure and asset impairments	18	(18)	—	67	(67)	—
Other operating (income) expense, net	(17)	—	(17)	(6)	—	(6)
Operating expenses	2,568	(161)	2,407	2,337	(195)	2,142
Operating income (loss)	5,868	364	6,232	168	282	450
percent of revenue	28.9%		30.7%	1.4%		3.6%

Interest income (expense), net	(560)	125	(435)	(395)	126	(269)
Other non-operating income (expense), net	(112)	112	—	(54)	23	(31)
	5,196	601	5,797	(281)	431	150

Income tax (provision) benefit	(114)	(59)	(173)	(19)	85	66
Equity in net income (loss) of equity method investees	8	17	25	25	33	58
Net income (loss)	5,090	559	5,649	(275)	549	274

Net income (loss) attributable to noncontrolling interests	(1)	—	(1)	(1)	—	(1)
Net income (loss) attributable to Micron	$5,089	$559	$5,648	$(276)	$549	$273

Shares used in calculations	1,154	(14)	1,140	1,036	14	1,050
Diluted earnings (loss) per share	$4.41	$0.55	$4.96	$(0.27)	$0.53	$0.26

MICRON TECHNOLOGY, INC.
NON-GAAP ADJUSTMENTS
(in millions)

	4th Qtr.	3rd Qtr.	4th Qtr.	Year Ended
	August 31, 2017	June 1, 2017	September 1, 2016	August 31, 2017	September 1, 2016
Non-GAAP adjustments
Cost of goods sold
Flow-through of Inotera inventory step up	$11	$36	$—	$107	$—
Stock-based compensation	22	24	18	88	76
Other	2	2	1	8	11
	35	62	19	203	87

Selling, general, and administrative
Stock-based compensation	22	20	14	75	66
Inotera acquisition costs	—	—	1	13	3
	22	20	15	88	69

Research and development
Stock-based compensation	13	13	11	52	49
Other	1	1	2	3	10
	14	14	13	55	59

Restructure and asset impairments	(27)	12	51	18	67

Interest income (expense), net
Amortization of debt discount and other costs	32	30	32	125	126

Other non-operating income (expense)
(Gain) loss from changes in currency exchange rates	12	22	11	74	24
Loss on debt repurchases and conversions	37	61	—	100	4
(Gain) loss from business acquisition activities	—	—	—	(71)	(5)
Other	—	—	—	9	—
	49	83	11	112	23

Income taxes
Estimated tax effects of above and non-cash changes in net deferred income taxes	(107)	28	23	(59)	85

Equity in net income (loss) of equity method investments
Impairment of equity method investments	—	—	—	16	25
Other	—	—	(3)	1	8
	—	—	(3)	17	33
	$18	$249	$161	$559	$549

The tables above reconcile GAAP to non-GAAP results, diluted shares, and diluted earnings (loss) per share. The non-GAAP adjustments above may or may not be infrequent or nonrecurring in nature but are a result of periodic or non-core operating activities. We believe this non-GAAP information is helpful to understanding trends and in analyzing our operating results and earnings. We are providing this information to investors to assist in performing analysis of our operating results.

When evaluating performance and making decisions on how to allocate our resources, management uses this non-GAAP information and believes investors should have access to similar data when making their investment decisions. We believe these non-GAAP financial measures increase transparency by providing investors with useful supplemental information about the financial performance of our business, enabling enhanced comparison of our operating results between periods and with peer companies. The presentation of these adjusted amounts vary from numbers presented in accordance with U.S. GAAP and therefore may not be comparable to amounts reported by other companies. In the first quarter of fiscal 2017, we began excluding stock-based compensation and amortization of acquisition-related intangible assets from non-GAAP results. Comparative periods have been restated.

Our management excludes the following items in analyzing our operating results and understanding trends in our earnings:

•	Flow-through of business acquisition-related inventory adjustments;

•	Stock-based compensation;

•	Acquisition-related costs;

•	Restructure and asset impairments;

•	Amortization of debt discount and other costs, including the accretion of non-cash interest expense associated with our convertible debt and MMJ installment debt;

•	Gains and losses from changes in currency exchange rates;

•	Losses from debt repurchases and conversions;

•	Gains and losses loss from business acquisition activities;

•	The estimated tax effects of above and non-cash changes in net deferred income taxes; and

•	Impairments of equity method investments.

Our outstanding capped call transactions are anti-dilutive in GAAP earnings per share but are expected to mitigate the dilutive effect of our convertible notes. In periods with non-GAAP income attributable to Micron, non-GAAP diluted shares include the impact of the capped calls, based on the average share price for the period the capped calls are outstanding. Non-GAAP diluted shares are also adjusted for the impact of additional shares resulting from the exclusion of stock-based compensation from non-GAAP income.